Exhibit 99.1

FOR IMMEDIATE RELEASE

Steel Connect Reports Financial Results for the Third Quarter of Fiscal Year 2018

  Net revenue of $188.9 million increased by 92.9% versus Q3 of fiscal year 2017
  Gross margin of 20.6% improved by 1,190 basis points versus Q3 of fiscal year 2017
  Operating income of $1.4 million, a $6.6 million increase versus Q3 of fiscal year 2017
  Adjusted EBITDA of $16.9 million increased by $20.5 million versus Q3 of fiscal year 2017
  Through the first nine months of fiscal year 2018, net revenue grew by 31.5%, gross margin improved by 580 basis points, operating loss improved by $4.2 million and net income improved by $60.8 million versus the first nine months of fiscal year 2017

WALTHAM, Mass. (June 19, 2018) – Steel Connect, Inc. (the “Company”) (NASDAQ: STCN), today issued the following press release announcing financial results for its third quarter of fiscal year 2018 ended April 30, 2018. For a full discussion of the results, please see the Company’s Form 10-Q filed with the Securities and Exchange Commission (“SEC”), which can be accessed through its Investor Relations website. Steel Connect will soon publish its updated Investor Presentation, which will be posted on the Investor Relations website and filed as an exhibit on Form 8-K with the SEC.

Acquisition of IWCO Direct

On December 15, 2017, the Company completed its acquisition of IWCO Direct for total consideration of approximately $469.2 million, net of purchase price adjustments. The Company financed the IWCO Direct acquisition through a combination of cash on hand and proceeds from a $393.0 million term loan from Cerberus Business Finance, LLC, net of a $2.5 million receivable from escrow for working capital claims. Further information about the transaction can be found in the Company’s Form 10-Q on file with the SEC.

Executive Commentary

Commenting on the Company’s performance, Jim Henderson, Chief Executive Officer of Steel Connect stated, “In the fiscal 2018 third quarter, consolidated revenue grew, gross margins improved, and we posted a modest operating profit. This marked the first full quarter with IWCO Direct and business has materialized as planned. IWCO Direct continues to show strong growth, particularly in the insurance vertical, and through process enhancements, their production efficiencies continue to improve. ModusLink Corporation remains in transition following a year of strong improvements, primarily as a result of several planned client exits which were communicated. We are continuing the ModusLink realignment, lowering fixed costs while strategically investing in our facilities and technology, and we believe we’re on the right track. We see opportunities over the coming years to enhance our financial performance and drive shareholder value.”

Third Quarter Financial Results Summary

Net Revenue

The Company reported net revenue of $188.9 million for the third quarter ended April 30, 2018, as compared to $97.9 million for the same period in the prior year, an increase of $91.0 million or 92.9%. The year-over-year improvement was primarily driven by the increase in revenue associated with the acquisition of IWCO Direct, offset by anticipated declines in the Supply Chain business due to planned client exits and end of life programs, primarily in the consumer electronics and computing industries.

Gross Margin

Gross margin for the third quarter ended April 30, 2018 was 20.6%, as compared to 8.7% for the same period in the prior year, an improvement of 1,190 basis points. This improvement was primarily due to the acquisition of IWCO Direct and higher gross margin in the Asia region, partially offset by a reduction in net revenue in the Americas and Europe, which adversely impacted gross margin.

Operating Expenses

Total operating expenses for the third quarter ended April 30, 2018 were $37.6 million, as compared to $13.8 million in the same period in the prior year, an increase of $23.8 million. Selling general and administrative (“SG&A”) expenses for the third quarter ended April 30, 2018 were $29.6 million, as compared to $14.0 million for the quarter ended April 30, 2017, an increase of $15.6 million. This increase was primarily due to additional SG&A costs associated with IWCO Direct ($14.7 million), higher share-based compensation expense ($2.1 million), which are recorded as part of Corporate-level activity, lower employee-related costs ($1.3 million), as well as other general and administrative costs. The intangible asset amortization of $8.0 million during the three months ended April 30, 2018, relates to amortizable intangible assets acquired by the Company in connection with its acquisition of IWCO Direct.

Operating Income (Loss)

The Company reported operating income of $1.4 million for the quarter ended April 30, 2018, as compared to an operating loss of $5.2 million for the same period in the prior year. The $6.6 million year-over-year improvement was primarily related to the acquisition of IWCO Direct.

Net Income (Loss)

The Company reported a net loss of $10.3 million for the quarter ended April 30, 2018, as compared to a net loss of $5.1 million in the same period in the prior year. One of the biggest factors contributing to the year-over-year decrease in net income was interest expense of $10.7 million as compared to interest expense of $2.0 million for the three months ended April 30, 2018 and April 30, 2017, respectively.

The Company reported a basic and diluted net loss per share attributable to common stockholders of $0.18 for the three months ended April 30, 2018, as compared to a basic and diluted net loss per share attributable to common stockholders of $0.09 in the same period in the prior year.

EBITDA and Adjusted EBITDA

For the three months ended April 30, 2018, the Company reported Earnings Before Interest, Taxes, Depreciation and Amortization (“EBITDA”) of $14.6 million, as compared to negative EBITDA of $(0.4) million for the same period in the prior year, a year-over-year increase of $15.0 million. The Company reported Adjusted EBITDA of $16.9 million for the three months ended April 30, 2018, as compared to negative Adjusted EBITDA of $(3.6) million in the same period in the prior year, an increase of $20.5 million.

See EBITDA and Adjusted EBITDA reconciliation included in this release.

Nine Months Financial Results Summary

Net Revenue

The Company reported net revenue of $443.0 million for the nine months ended April 30, 2018, as compared to $336.8 million for the same period in the prior year, an increase of $106.2 million or 31.5%. The year-over-year improvement was primarily driven by the increase in revenue associated with the acquisition of IWCO Direct, offset by decreased revenues from select clients in the consumer electronics industries.

Gross Margin

Gross margin for the nine months ended April 30, 2018 was 14.4%, as compared to 8.6% for the same period in the prior year, an improvement of 580 basis points. This improvement was primarily due to the acquisition of IWCO Direct, partially offset by a reduction in revenues in the Americas, Asia and Europe.

Operating Expenses

Total operating expenses for the nine months ended April 30, 2018 were $72.1 million, as compared to $41.5 million for the same period in the prior year, an increase of $30.6 million. SG&A expenses for the nine months ended April 30, 2018 were $72.6 million, as compared to $39.6 million in the same period in the prior year, an increase of $33.0 million. This increase was primarily due to additional SG&A costs and higher professional fees related to IWCO Direct ($25.0 million in aggregate) and higher share-based compensation expense ($9.1 million), which are recorded as part of Corporate-level-activity. The intangible asset amortization of $12.1 million during the nine months ended April 30, 2018, relates to amortizable intangible assets acquired by the Company in connection with its acquisition of IWCO Direct.

Operating Income (Loss)

The Company reported an operating loss of $(8.2) million for the nine months ended April 30, 2018, as compared to an operating loss of $(12.4) million for the same period in the prior year.

Net Income (Loss)

The Company reported net income of $44.2 million for the nine months ended April 30, 2018, as compared to a net loss of $(16.5) million for the same period in the prior year. The biggest factor contributing to the year-over-year increase in net income was an income tax benefit of $71.7 million recorded in the nine months ended April 30, 2018 and related primarily to the reduction of the Company’s valuation allowance associated with the IWCO Direct acquisition. This compared to an income tax expense of $2.6 million during the nine months ended April 30, 2017.

The Company reported a basic and diluted net earnings per share attributable to common stockholders of $0.75 and $0.63, respectively, for the nine months ended April 30, 2018 as compared to a basic and diluted net loss per share attributable to common stockholders of $(0.30) for the same period in the prior year.

EBITDA and Adjusted EBITDA

For the nine months ended April 30, 2018, the Company reported Earnings Before Interest, Taxes, Depreciation and Amortization (“EBITDA”) of $14.9 million, as compared to negative EBITDA of $(2.1) million for the same period in the prior year, a year-over-year increase of $17.0 million. The Company reported Adjusted EBITDA of $20.5 million for the nine months ended April 30, 2018, as compared to negative Adjusted EBITDA of $(1.8) million for the same period in the prior year, an increase of $22.3 million.

See EBITDA and Adjusted EBITDA reconciliation included in this release.

About Steel Connect, Inc.

Steel Connect, Inc. is a publicly-traded diversified holding company (Nasdaq Global Select Market symbol “STCN”) with two wholly-owned subsidiaries ModusLink Corporation and IWCO Direct that have market-leading positions in supply chain management and direct marketing.

ModusLink Corporation provides digital and physical supply chain solutions to many of the world’s leading brands across a diverse range of industries, including consumer electronics, telecommunications, computing and storage, software and content, consumer packaged goods, medical devices, retail and luxury, and connected devices. With a global footprint spanning North America, Europe and the Asia Pacific, the Company’s solutions and services are designed to improve end-to-end supply chains in order to drive growth, lower costs, and improve profitability.

IWCO Direct is a leading provider of data-driven marketing solutions that help clients drive response across all marketing channels to create new and more loyal customers. It is the largest direct mail production provider in North America, with a full range of services including strategy, creative, and production for multichannel marketing campaigns, along with one of the industry’s most sophisticated postal logistics strategies for direct mail.

For details on ModusLink Corporation’s solutions visit www.moduslink.com, read the company’s blog for supply chain professionals, and follow on LinkedIn, Twitter, Facebook, and YouTube.

For details on IWCO Direct visit www.iwco.com, read the company’s blog, “SpeakingDIRECT,” or follow on LinkedIn, Twitter and Google+.

Supplemental Non-GAAP Disclosures EBITDA and Adjusted EBITDA (Unaudited)

In addition to the financial measures prepared in accordance with generally accepted accounting principles, the Company uses EBITDA and Adjusted EBITDA, non-GAAP financial measures, to assess its performance. EBITDA represents earnings before interest income, interest expense, income tax expense, depreciation, and amortization of intangible assets. We define Adjusted EBITDA as net income (loss) excluding net charges related to interest income, interest expense, income tax expense, depreciation, amortization of intangible assets, SEC inquiry and restatement costs, strategic alternatives and other professional fees, executive severance and employee retention, restructuring, non-cash charge related to a fair value step-up to work-in-process inventory, share-based compensation, gain on sale of long-lived assets, impairment of long-lived assets, unrealized foreign exchange (gains) losses, net, other non-operating (gains) losses, net, and (gains) losses on investments in affiliates and impairments.

We believe that providing EBITDA and Adjusted EBITDA to investors is useful, as these measures provide important supplemental information of our performance to investors and permits investors and management to evaluate the operating performance of our core supply chain business. We use EBITDA and Adjusted EBITDA in internal forecasts and models when establishing internal operating budgets, supplementing the financial results and forecasts reported to our Board of Directors, determining a component of incentive compensation for executive officers and other key employees based on operating performance and evaluating short-term and long-term operating trends in our core supply chain business. We believe that EBITDA and Adjusted EBITDA financial measures assist in providing an enhanced understanding of our underlying operational measures to manage the core supply chain business, to evaluate performance compared to prior periods and the marketplace, and to establish operational goals. We believe that these non-GAAP financial adjustments are useful to investors because they allow investors to evaluate the effectiveness of the methodology and information used by management in our financial and operational decision-making.

EBITDA and Adjusted EBITDA are non-GAAP financial measures and should not be considered in isolation or as a substitute for financial information provided in accordance with U.S. GAAP. These non-GAAP financial measures may not be computed in the same manner as similarly titled measures used by other companies.

See EBITDA and Adjusted EBITDA reconciliation included in this release.

Steel Connect, ModusLink and IWCO Direct are registered trademarks of Steel Connect, Inc. All other company names and products are trademarks or registered trademarks of their respective companies.

Forward-Looking Statements & Use of Non-GAAP Measures

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Statements in this release that are not historical facts are hereby identified as “forward-looking statements” for the purpose of the safe harbor provided by Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical fact, including without limitation, those with respect to the Company’s goals, plans, expectations and strategies set forth herein are forward-looking statements. The following important factors and uncertainties, among others, could cause actual results to differ materially from those described in these forward-looking statements: the Company’s ability to execute on its business strategy and to achieve anticipated synergies and benefits from business acquisitions, including any cost-reduction plans and the continued and increased demand for and market acceptance of its services, which could negatively affect the Company’s ability to meet its revenue, operating income and cost savings targets, maintain and improve its cash position, expand its operations and revenue, lower its costs, improve its gross margins, reach and sustain profitability, reach its long-term objectives and operate optimally; the Company’s ability to repay indebtedness; failure to realize expected benefits of restructuring and cost-cutting actions; the Company’s ability to preserve and monetize its net operating losses; difficulties integrating technologies, operations and personnel in accordance with the Company’s business strategy; client or program losses; demand variability in supply chain management clients to which the Company sells on a purchase order basis rather than pursuant to contracts with minimum purchase requirements; failure to settle disputes and litigation on terms favorable to the Company; risks inherent with conducting international operations; and increased competition and technological changes in the markets in which the Company competes. For a detailed discussion of cautionary statements and risks that may affect the Company’s future results of operations and financial results, please refer to the Company’s filings with the Securities and Exchange Commission, including, but not limited to, the risk factors in the Company’s most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q. These filings are available on the Company’s Investor Relations website under the “SEC Filings” tab.

All forward-looking statements are necessarily only estimates of future results, and there can be no assurance that actual results will not differ materially from expectations, and, therefore, you are cautioned not to place undue reliance on such statements. Further, any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events.

The information provided herein includes certain non-GAAP financial measures. These non-GAAP financial measures are intended to supplement the GAAP financial information by providing additional insight regarding results of operations of the Company. The non-GAAP EBITDA financial measures used by the Company are intended to provide an enhanced understanding of our underlying operational measures to manage the Company’s business, to evaluate performance compared to prior periods and the marketplace, and to establish operational goals. Certain items are excluded from these non-GAAP financial measures to provide additional comparability measures from period to period. These non-GAAP financial measures will not be defined in the same manner by all companies and may not be comparable to other companies. These non-GAAP financial measures are reconciled in the accompanying tables to the most directly comparable measures as reported in accordance with GAAP, and should be viewed in addition to, and not in lieu of, such comparable financial measures.

Investor Relations Contact:

Glenn Wiener, GW Communications

Tel: 212-786-6011

Email: gwiener@GWCco.com

-- Tables to Follow –

Steel Connect, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(in thousands)

	April 30,	July 31,
	2018	2017
	(unaudited)
Assets:
Cash and cash equivalents	$99,723	$110,670
Trading securities	—	11,898
Accounts receivable, net	99,682	81,450
Inventories, net	46,184	34,369
Funds held for clients	10,781	13,454
Prepaid and other current assets	13,850	6,005
Total current assets	270,220	257,846
Property and equipment, net	103,775	18,555
Goodwill	255,361	—
Other intangible assets, net	198,848	—
Other assets	14,829	4,897
Total assets	$843,033	$281,298

Liabilities:
Accounts payable	$78,947	$71,476
Accrued restructuring	140	186
Accrued expenses	85,780	37,898
Funds held for clients	10,781	13,454
Current portion of long-term debt	5,727	—
Other current liabilities	48,341	26,141
Notes payable	63,274	—
Total current liabilities	292,990	149,155
Notes payable	—	59,758
Long-term debt, excluding current portion	384,543	—
Other long-term liabilities	11,667	9,414
Total liabilities	689,200	218,327

Contingently redeemable preferred stock	35,175	—
Stockholders' equity	118,658	62,971

Total liabilities, contingently redeemable preferred stock and stockholders' equity	$843,033	$281,298

Steel Connect, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(in thousands, except per share data)
(unaudited)

	Three Months Ended April 30,			Nine Months Ended April 30,
	2018	2017	Fav (Unfav)	2018	2017	Fav (Unfav)

Net revenue	$188,922	$97,948	92.9%	$443,022	$336,843	31.5%
Cost of revenue	149,917	89,406	(67.7%)	379,120	307,770	(23.2%)
Gross profit	39,005	8,542	356.6%	63,902	29,073	119.8%
	20.6%	8.7%	11.9%	14.4%	8.6%	5.8%
Operating expenses:
Selling, general and administrative	29,584	14,034	(110.8%)	72,558	39,561	(83.4%)
Amortization of intangible assets	7,964	—	—	12,071	—	—
Gain on sale of property	—	—	—	(12,692)	—	—
Restructuring, net	77	(249)	(130.9%)	118	1,901	93.8%
Total operating expenses	37,625	13,785	(172.9%)	72,055	41,462	(73.8%)
Operating income (loss)	1,380	(5,243)	126.3%	(8,153)	(12,389)	34.2%
Other income (expense), net	(11,198)	763	(1567.6%)	(19,919)	(2,664)	(647.7%)
Loss before taxes	(9,818)	(4,480)	(119.2%)	(28,072)	(15,053)	(86.5%)
Income tax expense (benefit)	715	819	12.7%	(71,719)	2,591	2868.0%
Gains on investments in affiliates, net of tax	(200)	(232)	(13.8%)	(601)	(1,128)	(46.7%)
Net income (loss)	(10,333)	(5,067)	(103.9%)	44,248	(16,516)	367.9%

Less: Preferred dividends on redeemable preferred stock	(529)	—	—	(788)	—	—
Net income (loss) attributable to common stockholders	$(10,862)	$(5,067)	(114.4%)	$43,460	$(16,516)	363.1%

Basic net earnings (loss) per share attributable to common stockholders:	$(0.18)	$(0.09)		$0.75	$(0.30)
Diluted net earnings (loss) per share attributable to common stockholders:	$(0.18)	$(0.09)		$0.63	$(0.30)

Weighted average common shares used in:
Basic earnings per share	60,076	55,257		58,281	55,099
Diluted earnings per share	60,076	55,257		78,934	55,099

Steel Connect, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations Information by Operating Segment

(in thousands)

(unaudited)

	Three Months Ended April 30,		Nine Months Ended April 30,
	2018	2017	2018	2017

Net revenue:

Americas	$13,061	$20,179	$41,664	$73,240
Asia	31,820	37,056	111,622	118,790
Europe	22,942	34,272	99,225	124,363
Direct Marketing	115,647	—	173,019	—
e-Business	5,452	6,441	17,492	20,450
Total net revenue	$188,922	$97,948	$443,022	$336,843

Operating income (loss):

Americas	$(2,032)	$(2,363)	$(6,518)	$(7,939)
Asia	1,903	832	21,795	4,921
Europe	(1,770)	(2,334)	(8,089)	(4,885)
Direct Marketing	9,917	—	5,965	—
e-Business	(1,646)	(197)	(4,437)	(742)
Total segment operating income (loss)	6,372	(4,062)	8,716	(8,645)
Corporate-level activity	(4,992)	(1,181)	(16,869)	(3,744)
Total operating income (loss)	$1,380	$(5,243)	$(8,153)	$(12,389)

Steel Connect, Inc. and Subsidiaries
Reconciliation of Selected Non-GAAP Measures to GAAP Measures
(in thousands)
(unaudited)

Net income (loss) to Adjusted EBITDA[1]
	Three Months Ended April 30,		Nine Months Ended April 30,

	2018	2017	2018	2017

Net income (loss)	$(10,333)	$(5,067)	$44,248	$(16,516)

Interest income	(174)	(96)	(430)	(276)
Interest expense	10,680	2,041	19,362	6,179
Income tax expense	715	819	(71,719)	2,591
Depreciation	5,732	1,877	11,388	5,967
Amortization of intangible assets	7,964	—	12,071	—
EBITDA	14,584	(426)	14,920	(2,055)

SEC inquiry and financial restatement costs	—	—	—	12
Strategic consulting and other related professional fees	304	20	2,906	27
Executive severance and employee retention	53	—	202	300
Restructuring	77	(249)	118	1,901
Non-cash charge related to a fair value step-up to work-in-process inventory	—	—	6,971	—
Share-based compensation	2,260	145	9,657	526
Gain on sale of long-lived assets	(143)	—	(12,835)	—
Impairment of long-lived assets	—	—	(91)	—
Unrealized foreign exchange (gains) losses, net	(1,526)	(350)	(442)	1,232
Other non-operating (gains) losses, net	1,505	(2,502)	(271)	(2,607)
(Gains) on investments in affiliates and impairments	(200)	(232)	(601)	(1,128)
Adjusted EBITDA[1]	$16,914	$(3,594)	$20,534	$(1,792)

1 The Company defines Adjusted EBITDA as net income (loss) excluding net charges related to interest income, interest expense, income tax expense, depreciation, amortization of intangible assets, SEC inquiry and restatement costs, strategic alternatives and other professional fees, executive severance and employee retention, restructuring, non-cash charge related to a fair value step-up to work-in-process inventory, share-based compensation, gain on sale of long-lived assets, impairment of long-lived assets, unrealized foreign exchange (gains) losses, net, other non-operating (gains) losses, net, and (gains) losses on investments in affiliates and impairments.